                                                                    EXHIBIT 99.7




To Our Clients:

         We are sending this letter because we hold shares of MEMC Electronic Materials, Inc. common stock for you. MEMC has commenced an offering of transferable rights to purchase its common stock, as described in the enclosed prospectus.

         We have enclosed your copy of the following documents:

      1. The Prospectus; and

      2. The Beneficial Owner Election Form.

         We urge you to read these documents carefully before instructing us to exercise, sell or otherwise transfer your rights. WE WILL ACT ON YOUR BEHALF ACCORDING TO YOUR INSTRUCTIONS.